 EXHIBIT 23
CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell shares of its common stock, warrants, as well as shares of the Company's common stock issuable upon the exercise of the warrants. Reference is also made to Exhibit 5 included as part of this 8-K report relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

August 22, 2016	HART & HART, LLC /s/ William T. Hart